Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Nos. 333-223271, 333-216249, 333-210087, 333-208098, and 333-229919) on Form S-8 of Square, Inc. of our reports dated February 26, 2020, with respect to the consolidated financial statements of Square, Inc., and the effectiveness of internal control over financial reporting of Square, Inc., included in this Annual Report (Form 10-K) of Square, Inc. for the year ended December 31, 2019.

/s/ Ernst & Young LLP
San Francisco, California
February 26, 2020